Exhibit 14
Code of Business Conduct and Ethics of Tyler Technologies, Inc.
Updated May 9, 2024

Tyler Technologies, Inc. (“Tyler”) expects all officers, directors, and employees to exercise the highest degree of professional business ethics in all actions they undertake on behalf of Tyler. Accordingly, Tyler expects its officers, directors, and employees to act at all times in accordance with the policies outlined herein. These policies apply to all officers, directors, and employees, including, without limitation, Tyler’s principal executive officer, principal financial officer, principal accounting officer, and all persons performing similar functions.

The policies in this Code of Business Conduct and Ethics (the “Code”) will be strictly enforced. Tyler will take appropriate disciplinary action with respect to those involved in any violations of these policies, including, where appropriate, dismissal. This Code is not intended to affect the status of any employee or to enhance or diminish any employee’s contract rights or rights under otherwise applicable law.

Any employee who has questions regarding these policies should contact their human resources representative or Tyler’s chief human resources officer. An employee should immediately report any violations of these policies to Tyler’s chief human resources officer. Tyler will not retaliate against an employee for reporting violations.

Introduction and Purpose
This Code is designed to deter wrongdoing and promote the following:

•Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•Avoidance of conflicts of interest, including disclosure to the appropriate person identified herein of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
•Full, fair, accurate, timely, and understandable disclosure in reports and documents that Tyler files with, or submits to, the Securities and Exchange Commission and in other public communications by Tyler;
•Compliance with applicable governmental laws, rules, and regulations;
•Prompt internal reporting to the appropriate person identified herein of any violations of this Code; and
•Accountability for adherence to the policies contained in this Code.

Any concern regarding an actual or potential violation of this Code may be brought to the Company’s chief legal officer, chief human resources officer, or a team member’s human resources representative. Their contact information is searchable by name in the Company’s email system and related communication tools, and the reporting person can choose whether to report by phone, email, or in person. As noted throughout this Code, retaliation against a reporting person for reporting an actual or potential violation of the Code is strictly prohibited.

Anonymous Reporting of Accounting or Auditing Concerns

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If any employee has any concerns specific to any accounting, auditing, internal accounting controls, or related matter, they are encouraged to bring the matter to the attention of Tyler’s audit committee chairperson. The audit committee is composed of three (3) or more independent members of Tyler’s board of directors and assists the board in fulfilling its oversight responsibility to Tyler’s stockholders, potential stockholders, the investment community, and others relating to Tyler’s financial statements, financial reporting, and processes. The audit committee chairperson can be contacted in any of the following ways:

•By phone at (866) 376-4128
•By Internet at http://www.openboard.info/tyl
•By mail at Tyler Technologies, Inc., Board of Directors, Audit Committee Chairperson, 5101 Tennyson Parkway, Plano, TX 75024

Any such report will also be shared with Tyler’s internal audit leader and chief legal officer. A reporting person may opt to bring the accounting or auditing concern directly to one of those individuals.

Reports regarding accounting, auditing, or related matters will be kept strictly confidential. In addition, the employee or other person raising the issue is under no obligation to reveal their identity in connection with the reporting process. Please reference Tyler’s Whistleblower Policy for additional information, including how to maintain anonymity in reporting.

General Principles for Business Conduct

•Tyler and its employee shall comply with all applicable legal requirements of any federal, state, local, or foreign jurisdiction where Tyler conducts business.
•The use of any Tyler assets for any unlawful or improper purpose is strictly prohibited.
•No undisclosed fund or asset shall be established or maintained for any purpose.

No false or misleading entries shall be made for any reason in Tyler’s books, records, or other financial documents, or in any materials prepared for or submitted to Tyler’s accountants or independent auditors, and no employee shall engage in any arrangement that results in such prohibited act. In addition, all employees dealing with or providing information or documentation to Tyler’s accountants or independent auditors must provide complete and accurate information, and must immediately report any request, suggestion, or threat that they do otherwise to the chairperson of the Tyler audit committee, as outlined above under “Anonymous Reporting of Accounting or Auditing Concerns.”

Just as Tyler expects all employees to speak honestly to clients, potential clients, and vendors,
Tyler also expects all employees to display the same integrity in anything they write, whether for internal or external use. Therefore, all internal records, memoranda, and other documents must be accurate, complete, and truthful and must be maintained in that condition without any alteration, falsification, omission, or other change that would mislead someone reviewing the record about its original contents or meaning. Any employee who is asked or directed to

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engage in such prohibited conduct should immediately report it to their human resources representative or Tyler’s chief human resources officer.

Retaliation against any employee as a result of their bringing forward any questions, concerns, or complaints about accounting or auditing matters, recording of information, record retention, or any other matter concerning the honesty and integrity of Tyler’s operations or financial reporting is strictly prohibited. Similarly, retaliation is prohibited against any employee who provides accurate information to any law enforcement agency about the commission of any state or federal offense. Any employee who feels that they have been retaliated against or threatened with retaliation for these reasons should immediately report it to Tyler’s chief human resources officer or chief legal officer.

No payment on behalf of Tyler shall be approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than as described by the documentation supporting the payment.

No Tyler confidential information shall be used or revealed within or outside of Tyler without proper authorization and purpose.

The use of Tyler employees, materials, or equipment for personal purposes is strictly prohibited, unless specifically authorized.

Compliance with established internal control procedures is required at all times.

Political Activities and Contributions
Tyler will not make any political contribution to or for any political party, committee, or candidate for any public office. Any employee requested by another employee to contribute Tyler funds for a political purpose to a political party, committee, or candidate for public office should decline to do so and promptly notify their human resources representative or Tyler’s chief human resources officer of the details of any such request.

Payments to Government Officials and Personnel
Tyler’s relationships with governmental agencies and their personnel in any federal, state, local, or foreign jurisdiction where Tyler conducts business shall be conducted so that full disclosure of the conduct will not impugn or jeopardize Tyler’s integrity or reputation. Accordingly, Tyler will not knowingly hire or otherwise renumerate any government personnel for performing services for Tyler unless the engagement is expressly authorized by Tyler’s chief human resources officer and chief legal officer, or their designee(s), after confirmation such arrangement does not violate applicable law or create a conflict of interest. All other payments to government personnel, including gifts of substantial value or lavish entertainment, are strictly prohibited, whether the payment is made from personal funds or assets or those of Tyler, and whether made directly or indirectly through consultants, advisors, suppliers, clients, or other third parties.

Use of Agents and Others to Assist in Obtaining and Performing Contracts

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From time to time, Tyler may elect to use consultants, distributors, representatives, and agents to assist in obtaining or performing contracts. These representatives must be bona fide professional individuals or organizations, they must render bona fide services, and their compensation must be limited to a reasonable fee for their services. Unless expressly authorized by Tyler’s chief human resources officer and chief legal officer, or their designee(s), a representative may not be employed by Tyler if they are connected directly or indirectly to the prospective client or to an official or agent of a prospective client.

Conflicts of Interest
Tyler expects the undivided loyalty of its employees in the conduct of business. It is important that employees be free from any financial interests or other relationships that might conflict with the best interests of Tyler. Accordingly, each employee shall avoid any investment or other interest in any business that would conflict with the proper performance of their duties or responsibilities for Tyler, or which might interfere with their independence of judgment with respect to the transactions between Tyler and such other business.

While it is impossible to enumerate all situations in which possible conflicts might arise, the following are some examples:

•To give or receive gifts of more than token value that are in any way connected with the business relationship;
•To lend or borrow money or other assets from individuals or concerns that do business with or compete against Tyler, except banks and other financial institutions;
•To serve in an official capacity for client or prospect at the local, county, state, or federal level, whether elected or appointed, without the express prior approval of Tyler’s chief human resources officer and chief legal officer, or their designee(s);
•To serve as an officer, director, employee, or consultant of, or receive any income from any enterprise doing business with or competing against Tyler, or seeking to do so, or to own an interest in or engage in the management of an organization providing services or products to Tyler, or to which Tyler sells, or with which Tyler competes, except when such interest (1) comprises publicly traded securities listed on a national securities exchange, NASDAQ, or the OTC margin list and (2) is not in excess of 5% of the securities of such company;
•To accept compensation from outsiders for services for which the employee is being paid by Tyler;
•To speculate or deal in materials, equipment, supplies, products, lands, leases, or property purchased or sold by Tyler, or for which negotiations to purchase, acquire, or sell are pending or may reasonably be anticipated, or to receive (other than from Tyler) any compensation, bonus, or commission in connection with any transaction relating to Tyler’s business;
•To use Tyler equipment, facilities, time, or information in order to develop ideas, concepts, inventions, improvements, and/or discoveries that are not disclosed to Tyler, consistent with the property rights obligations set forth below, and instead leveraged for some other purpose.
•To knowingly cause, directly or indirectly, Tyler to enter into a business transaction with a close relative of a Tyler employee or business enterprise of such relative;

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•To knowingly buy or sell for the employee’s own account or the account of a relative of a Tyler employee any security or other interest which Tyler may be considering buying or selling, or has decided to buy or sell, until Tyler’s decision has been completely executed and publicly announced; and/or
•To transmit any knowledge of any consideration or decisions of any information that might be prejudicial to the interests of Tyler to any person, except as may be necessary for the proper discharge of the employee’s responsibilities on behalf of Tyler.

If an employee finds that they have, or are considering the assumption of, a financial interest or outside relationship that might involve a conflict of interest, or if the employee has any doubt as to the proper application of this policy, they should promptly make all facts known to Tyler’s chief human resources officer and refrain from any exercise of responsibility in any manner that might reasonably be considered to be affected by such adverse interest.

Protection of Confidential or Proprietary Information
Tyler’s confidential and proprietary information is vital to its current operations and future success. Each employee shall use reasonable care to protect or otherwise prevent the unauthorized disclosure of such information. In no event shall confidential information be disclosed or revealed within or outside Tyler without proper authorization or a permitted purpose. If an employee is uncertain whether certain information should be treated as confidential, the employee should presume that such information is confidential and not disclose it without confirmation that there is proper authorization or a permitted purpose.

By way of example, confidential or proprietary information includes information relating to
Tyler’s business methods, business plans, research, development, inventions, databases, systems, systems designs, technology, intellectual property, know-how, management, business development, operations, products, services, pricing strategies, client sources, employee records, terms and conditions of arrangements of any business or clients, client lists, methods of competing, financial statements, financial projections, financing methods, and other proprietary information.

Prohibition Against Insider Trading
Tyler’s Board of Directors adopted an Insider Trading Policy to promote compliance with the securities laws that apply to Tyler team members personally and to Tyler as a company. Tyler takes its obligations to avoid insider trading very seriously and expects Tyler directors, officers, and employees to as well. A Tyler director, officer, or other Tyler employee (or any other individual that Tyler’s chief legal officer may designate), who is aware of material non-public information may not, directly or indirectly:

•Trade in Tyler stock, except as expressly permitted under the Policy;
•Recommend that others trade in Tyler stock;
•Disclose material non-public information to (a) people within Tyler whose jobs do not require them to have that information; or (b) people outside Tyler (such as family, friends, business associates, investors or consultants), unless that disclosure is made according to Tyler’s policies on the protected or authorized external disclosure of Tyler information; or

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•Assist someone to do any of the above.

In addition, if a director, officer, or employee learns material non-public information about a company with which Tyler does business or that is involved in a potential transaction with Tyler, they may not, directly or indirectly, engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to the Policy except as explicitly articulated in the Policy. The justification for the transaction, the size of the transaction, seniority in the company, or any other factor do not constitute an exception

The full Insider Trading Policy is available here, including an explanation of the different trading limitations that apply, among other details. Tyler’s officers, directors and employees should review and familiarize themselves with the full policy.

Any questions should be directed to Tyler’s chief legal officer or their designee.

Property Rights
During and subsequent to employment by Tyler, an employee must disclose to Tyler all ideas, concepts, inventions, improvements, and discoveries, including those related to software, and any and all writings including those related to software, regardless of the media that are conceived, made, or reduced to practice by the employee, provided that such ideas, concepts, inventions, improvements, and discoveries arise from or relate to work done for or on behalf of Tyler, relate to Tyler’s business, involve the employee’s use of Tyler equipment, facilities, or time, or arise out of any information received regarding Tyler’s business. It is each employee’s responsibility to fully disclose to Tyler as promptly as available all information known or possessed by the employee concerning these property rights. Where appropriate, ideas or questions should be directed to Tyler’s chief legal officer for patent, copyright, trademark, or trade secret protection. Each Tyler employee acknowledges and agrees to these obligations and responsibilities through their participation in their initial onboarding and by their subsequent, annual acknowledgement of the Tyler Employee Handbook, which incorporates this Code by reference.

Employee Health and Safety
Creating and maintaining a safe environment for our employees is a priority at Tyler. As a company, Tyler makes every effort to comply with all applicable health and safety laws, enlisting the assistance of employees to help keep facilities free of hazardous conditions. Employees should immediately report all work-related accidents or injuries as well as any hazardous or unsafe conditions. In addition, Tyler will not tolerate any violent behavior in the workplace.

Equal Employment and Non-Discrimination
Tyler believes it is important to have a diverse workforce and an inclusive workplace, and is committed to encouraging a diversity of background, culture, experiences, insights and skills in

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its workforce. In keeping with Tyler’s commitment to the personal dignity of employees, Tyler supports each individual’s right to be treated with courtesy and respect.

Tyler is an equal opportunity / affirmative action employer and prohibits discrimination and promotes equality in its employment policies and practices. Management and supervisory employees are responsible for making decisions affecting employees without regard to race, religion, color, gender / sex, gender identity, gender expression, sexual orientation, marital status, creed, national origin, ancestry, citizenship status, age, disability, veteran’s status, and any other status protected under local, state or federal laws. This includes decisions regarding all aspects of the employment relationship, including recruitment, selection, promotion and transfers, performance appraisals, compensation and termination.

These policies are implemented in compliance with applicable federal, state and local nondiscrimination and affirmative action laws and regulations.

If an employee believes that they have been subjected to discrimination by employees, officers, or agents of Tyler, they should report the incident to their manager, their human resources representative, or directly to their division president, who will investigate and attempt to resolve the matter.

Anti-Harassment Policy
In order to promote a professional and productive work environment in which all employees are treated with dignity, courtesy and respect, Tyler has adopted an Anti-Harassment Policy prohibiting all forms of harassment. Such policy is included in Tyler’s Employee Handbook and has been distributed to all employees.

If at any time an employee feels that they have been subjected to or has observed harassment, they should report the incident to any supervisor or manager. If the employee is not comfortable taking the complaint to a supervisor or manager, they should contact their human resources representative, their division president, or the chief human resources officer. Employees may also make a complaint, anonymous or not, via Tyler’s Whistleblower Hotline either online or by telephone.

Tyler also prohibits any adverse action or retaliation against an employee who makes a complaint or otherwise participates in an investigation of discrimination or harassment. Tyler will take disciplinary action against anyone who attempts to retaliate.

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